STOCKERYALE REPORTS SECOND-QUARTER 2009
FINANCIAL RESULTS

Second-Quarter 2009 Highlights:

•	Revenue of $6.0 million, impacted by strong U.S. dollar, down 30% percent from prior year (down 24% adjusting for impact of currency fluctuation);
•	Gross profit of $2.0 million vs. $2.9 million;
•	Gross profit margin of 33.7% flat versus prior year;
•	EBITDA loss improved 50% to ($43,000) versus prior year; and, Operating Loss improved to $0.9 million versus $1.6 million;
•	Order bookings $7.0 million; ending backlog $10.3 million up 14% from March 31, 2009;
•	Implemented additional annualized cost savings in 2009 with cumulative annual benefit of $3.8 million;
•	Percentage Revenue by Market Sectors: industrial sales 70%, medical sales 14%, defense 14%, and telecom 2%;
•	Geographic sales - 65% North America, 30% Europe and 5% Rest of World.

Salem, N.H. — July 27, 2009 — StockerYale, Inc. (OTC: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Financial Results:

Total revenues for the second quarter of 2009 of $6.0 million decreased 30% (decreased 24%, adjusting for currency) from the second quarter of 2008.  The year-over-year decrease was due to lower demand for laser products (35%), of which approximately 6 percentage points were due to the negative impact of foreign currency translation.  This decrease was partially offset by a 25% increase in the Company’s specialty optical fiber business.

Bookings for the second quarter of 2009 were $7.0 million and backlog was $10.3 million at June 30, 2009.

“In a global economy that continues to remain challenging, StockerYale made significant progress during the quarter,” stated Mark W. Blodgett, Chairman and CEO.  “We are executing through the recession by aggressively controlling costs and driving working capital improvements, while continuing to focus on penetrating higher margin, high growth medical, bio-medical and defense markets.”

Gross profit was $2.0 million for the second quarter of 2009, a 30% decrease compared to the $2.9 million in the second quarter of 2008.  Second quarter 2009 gross margin was 33.7% compared with 34% in the comparable year-ago quarter.  The decline in gross profit results from lower net sales which was partially offset by lower costs resulting from cost reduction initiatives taken during the past nine months and includes the positive impact of foreign currency translation of approximately $251,000 versus the prior year.

Operating expenses totaled $2.7 million for the second quarter of 2009, a decrease of 34% over the $4.1 million in the second quarter of 2008.  The decrease in expenses versus the prior year was primarily due to no acquisition costs for Virtek Vision International, Inc. of $307,000, lower costs due to cost reduction initiatives of approximately $560,000, and favorable foreign currency impact of approximately $400,000.  Operating loss was $0.9 million compared with operating losses of $1.6 million for the second quarter of 2008. Operating losses decreased due to actions taken to decrease the Company’s cost structure as well as a $0.7 million benefit from favorable foreign currency translations.  EBITDA for the quarter was $(43,000) as compared to $(106,000), excluding one time charges of $332,000, for the second quarter of 2008.

“While revenues were negatively impacted by both foreign exchange and weak global demand, particularly in the automated inspection market, we were pleased with the growth in defense sales in the quarter,” stated Blodgett.  “Defense sales increased 49% as compared to the second quarter of 2008, as we commenced shipments of lasers to BAE Systems; and year-to-date, defense sales increased 40% compared to the prior year.  EBITDA improved versus the second quarter of 2008, excluding the one time acquisition related charges incurred in 2008, despite 24% lower sales on a currency adjusted basis.  This reflected management’s focus on continuous operational improvement, as well as the benefit of foreign currency exchange.  We took steps late in the fourth quarter of 2008 and additional steps in the first and second quarters of 2009 to reduce our annual cost structure by approximately $3.8 million, without sacrificing either our R&D initiatives or customer applications capabilities.”

Outlook:

“While we experienced a meaningful increase in orders during the quarter, we expect the environment will continue to be challenging in the near-term.  We remain focused on increasing market share, new customer development and customer retention, particularly in the medical and bio-medical instrumentation fields.  With our new line of custom fiber assemblies, fiber coupled laser modules and patented beam shaping optics, we are moving into production for several of the world’s leading medical equipment, flow cytometry and cell sorting companies in 2009.   Medical/bio-medical sales are expected to increase in the second half of 2009 and into 2010.  In addition, we expect defense sales as a percentage of total revenues will continue to grow in 2009, as demonstrated by our Q2, 2009 results showing an increase over Q2, 2008 from 6.6% of total sales to 14.1% of total sales.” added Blodgett.

“Our priorities remain clear and achievable.  We remain focused on selling new, higher margin products, and continue to seek opportunities to further reduce the Company’s cost structure, while improving the Company’s balance sheet through effective working capital management and financing activities.  We have clearly seen the positive impact of our efforts on our financial results over the last year and the economy notwithstanding, we expect the Company to continue to strengthen its product portfolio and brand identity in the photonics industry,” concluded Blodgett.

About StockerYale, Inc.

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash availability may not be sufficient to allow StockerYale to meet all of its business goals including repayment of a significant amount of debt that matures in the near-term; uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management's current expectations and are inherently uncertain. You should also refer to the discussion under "Risk Factors" in StockerYale's annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

Investor Relations Contact:

Mark W. Blodgett
StockerYale, Inc.
603-893-8778
IRInfo@stockeryale.com

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.

The Company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the second quarter of 2009 and 2008 is as follows:

	Three Months Ended
	June 30
	2009	2008
Net Loss	$(718)	$(2,285)

Income from discontinued operations	-	(2)
Plus
Interest expense (net)	(1,073)	386
Depreciation	482	516
Intangible asset amortization	209	295
Stock based compensation	185	286
Asset Impairment	-	36
Taxes	164	(62)
Amortization of Debt Discount & Financing Costs	708	392
EBITDA (loss)	$(43)	$(438)
Acquisition related charges	---	307
Machine shop charges / other	--	25
Adjusted EBITDA (loss)	$(43)	$(106)

Consolidated Statements of Operations ($ In thousands except share and per share data)

	Three Months Ended June 30,
	2009	2008
Net Sales	$6,017	$8,547
Cost of Sales	3,987	5,643
Gross Profit	2,030	2,904
Research & Development Expenses	714	827
Selling, General & Administrative Expenses	2,026	3,317
Amortization of Intangible Assets	209	295
Asset Impairment	-	36
Operating Loss	(919)	(1,571)
Interest & Other Income/Expense, net	1,390	(83)
Amortization of Debt Discount & Financing Costs	(708)	(392)
Interest Expense	(317)	(303)
Loss before taxes from Continuing Operations	(554)	(2,349)
Tax charge (benefit)	164	(62)
Net Loss from Continuing Operations	(718)	(2,287)
Income from Discontinued Operations	-	2
Net Loss	$(718)	$(2,285)
Loss Per Share from Continuing Operations	$(0.02)	$(0.06)
Loss Per Share from Discontinued Operations	$(0.00)	$(0.00)
Net Loss Per Share	$(0.02)	$(0.06)
Weighted Average Shares Outstanding	43,693,400	37,584,777

Consolidated Condensed Balance Sheets

Assets	June 30, 2009	December 31, 2008
Cash	$1,165	$1,635
Other current assets	7,854	8,112
Property, Plant & Equipment, Net	8,317	8,496
Other Assets	9,139	9,199
Total Assets	$26,475	27,442
Liabilities and Stockholders Equity
Current Liabilities	$18,494	$14,933
Long Term Debt	3,809	6,372
Long Term Lease and Other Liabilities	3,812	3,858
Stockholders Equity	360	2,279
Total Liabilities & Stockholders Equity	$26,475	$27,442